Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Director and Shareholders
AltiGen Communications, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-117000 and 333-121753 of AltiGen Communications, Inc. on Form S-8 of our report dated December 27, 2005, appearing in this Annual Report on Form 10-K of AltiGen Communications, Inc. for the year ended September 30, 2005.

/s/  DELOITTE & TOUCHE LLP

San Jose, California
December 27, 2005